Exhibit 99.1

770 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Completes Sale of Simulation Business to Rockwell Collins

SALT LAKE CITY, UTAH, May 30, 2006—Evans & Sutherland Computer Corporation (NASDAQ: ESCC) today announced that it completed the sale of its simulation business to Rockwell Collins, Inc (NYSE: COL) on May 26, 2006.  Rockwell Collins is a leader in aviation electronics and communications.

Under the terms of a previously-announced agreement, Rockwell Collins acquired E&S’s military and commercial simulation assets, together with certain liabilities, including simulation facilities in Salt Lake City, Orlando and the United Kingdom, in a $71.5 million cash transaction.  As part of this transaction, E&S granted Rockwell Collins exclusive rights to use and sell the E&S laser projector for simulation. Approximately 200 former E&S employees have joined Rockwell Collins.

“This transaction is an important step in the development of Evans & Sutherland,” said James R. Oyler, E&S President and CEO.  “E&S will continue to focus on advanced technology in its digital theater and laser projector businesses to produce and deliver the highest quality visual images.  The sale of our simulation business will allow us to pursue this strategy with additional resources and sharper focus.”

In connection with the closing of the sale of its simulation business, E&S has called its outstanding convertible subordinated debentures due 2012 for redemption.

Evans & Sutherland produces professional hardware and software to create highly realistic visual images for digital theater and other applications throughout the world.  The company has recently introduced its laser projector for ultra-high resolution projection requirements in simulation, digital theaters, and other high-end projection applications.  In April 2006, E&S completed the acquisition of Spitz, Inc., adding to its digital theater capabilities.  Headquartered in Salt Lake City, Utah, E&S employs approximately 125 professionals worldwide.  Additional information is available at www.es.com.

Statements in this press release which are not historical, including statements regarding E&S’s or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements that E&S will continue to focus on advanced technology to produce and deliver the highest quality visual images and that the sale of the simulation business will allow E&S to pursue this strategy with additional resources and sharper focus.  It is important to note that actual results could differ materially from those in any such forward-looking statements.  Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in E&S’s SEC reports.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:

James R. Oyler

President and CEO

Evans & Sutherland

770 Komas Drive, Salt Lake City, UT 84108

801-588-1700

joyler@es.com